UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2011

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices) 6430 Rockledge Drive, Suite 503, Bethesda, Maryland	(Zip Code) 20817

Registrant’s telephone number, including area code 301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.                                                             Entry Into Material Definitive Agreement.

On January 19, 2011, Spherix Incorporated (the “Company”) and certain investors entered into a Securities Purchase Agreement, pursuant to which the Company agreed to sell an aggregate of 4,269,000 shares of its common stock and warrants to purchase up to an additional 2,134,500 shares of its common stock to such investors for gross proceeds of approximately $2.77 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock.  The purchase price per unit is $0.65.  The warrants are exercisable at any time on or after six (6) months following the closing date and on or prior to January 24, 2016, but not thereafter, at an exercise price of $0.80 per share.  The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercise of the warrants is subject to certain beneficial ownership limitations.

The Company entered into a Placement Agent Agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants to purchase additional shares of the Company’s common stock in a registered direct offering.  The Company has agreed to pay the Placement Agent an aggregate fee equal to 6% of the gross proceeds received in the offering.  The Company has agreed to grant the Placement Agent warrants to purchase shares of our common stock equal to 3% of the number of shares sold in this offering (at an exercise price equal to 125% of the public offering price) which warrants are exercisable at any time on or after six (6) months following the closing date and on or prior to January 24, 2013 but not thereafter.  In addition, the Company will reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount equal to 0.75% of the gross proceeds received in the offering, but in no event more than $30,000.

The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $2.6 million.  The offering is expected to close on or about January 24, 2011.

The common stock and warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants will be issued pursuant to a prospectus supplement dated as of January 20, 2011 to be filed with the Securities and Exchange Commission pursuant to a registration statement on Form S-3 (File No. 333-16153), which became effective on October 1, 2009.  A copy of the opinion of Baxter, Baker, Sidle, Conn & Jones, P.A. relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

The foregoing summaries of the terms of the Placement Agent Agreement, the Securities Purchase Agreement and the warrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 1.2 and 4.1 and incorporated herein by reference.  Each of the Placement Agent Agreement and the Securities Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the agreements.  Such representations and warranties are not for the benefit of any other person or entity.

Section 9 — Financial Statements and Exhibits

Item 9.01                Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit
Number	Description

1.1	Form of Securities Purchase Agreement, dated as of January 19, 2011, by and among the Company and the purchasers thereto.

1.2

Amendment, dated as of November 17, 2010, to Placement Agent Agreement, dated as of November 6, 2009, by and between the Company and Rodman & Renshaw, LLC. (previously filed as exhibit 1.2 to Form 8-K filed on November 18, 2009)

4.1	Form of Warrant Agreement.

5.1	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A., as counsel to the Company, regarding the legality of the Shares.

23.3	Consent of Baxter, Baker, Sidle, Conn & Jones, P.A., as counsel to the Company (included in Exhibit 5.1).

99.1	Press Release dated January 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Robert L. Clayton
Robert L. Clayton, CFO

Date:	January 20, 2011